Exhibit 10.1

EXECUTION COPY

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into as of March 4, 2015 (the “Effective Date”), by and between Anthony Krug (“Executive”) and Mack-Cali Realty Corporation, a Maryland corporation (the “Corporation”).

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has determined that it is in the best interests of the Corporation and its stockholders to provide severance benefits to Executive in the event of Executive’s involuntary termination under specified circumstances to assure that the Corporation will have the continued dedication of Executive;

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, Executive and the Corporation hereby agree as follows:

1.                                      Definitions.  The following definitions shall apply for all purposes under this Agreement:

(a)                                 Affiliate.  An “Affiliate” of a specified person is another person that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

(b)                                 Cause.  “Cause” shall mean the commission by Executive of any of the following acts or omissions, as determined by the Board of Directors or a committee thereof in good faith:

(i)                                     willful and continued failure to use best efforts to substantially perform his duties to the Corporation (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Corporation specifically identifying the manner in which the Corporation believes Executive has not substantially performed his duties;

(ii)                                  willful and material failure to comply with Executive’s obligations under any agreement between Executive and the Corporation or any policy of the Corporation;

(iii)                               any act of fraud, embezzlement, misappropriation, or misuse of the assets or property of the Corporation, including any corporate opportunity; or

(iv)                              A conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

For purposes of this Section 1(b), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of, or not opposed to, the interests of the Corporation.

(c)                                  Change in Control.  “Change in Control” means  that any of the following events has occurred:

(i)                                     any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act, other than the Corporation, any of its Subsidiaries, or any employee benefit plan sponsored by the Corporation or any of its Subsidiaries, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of the Corporation (the “Shares”) issued and outstanding immediately prior to such acquisition;

(ii)                                  any Shares are purchased pursuant to a tender or exchange offer, other than an offer by the Corporation, that results in any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the Shares issued and outstanding immediately prior to such tender or exchange offer; or

(iii)                               the dissolution or liquidation of the Corporation or the consummation of any merger or consolidation of the Corporation or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Corporation immediately prior to such transaction own, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 30% of the voting power of the surviving or acquiring corporation.

(d)                                 Change in Control Period.  “Change in Control Period” means the period commencing on the date that a Change in Control occurs and ending on the second anniversary of such date.

(e)                                  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                   Disability.  “Disability” shall mean the inability of Executive, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform his principal duties to the Corporation, with or without reasonable accommodation, for a continuous period of ninety (90) days, or periods aggregating one hundred and eighty (180) days in any twelve month period, as determined by the Board of Directors or a committee thereof in good faith based upon medical evidence.

(g)                                  Good Reason.  “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances during either the Initial Period or a Change in Control Period:

(i)                                     the material diminishment of Executive’s authority, duties or responsibilities which shall be exclusively limited to Executive no longer having the title or the function of Chief Financial Officer that he is exercising on the date hereof;

(ii)                                  a material reduction in Executive’s base salary as in effect as of the Effective Date of this Agreement;

(iii)                               the Corporation requiring Executive to relocate his personal residence in order to continue to perform his duties for the Corporation; or

(iv)                              the failure of the Corporation to obtain agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Executive shall not be considered to have resigned for Good Reason unless Executive gives the Corporation written notice of resignation, specifying in reasonable detail the circumstance constituting Good Reason, not more than thirty (30) days after the occurrence of such circumstance, and the Corporation fails to cure such circumstance within thirty (30) days after receipt of such notice; provided that if the Corporation does cure such circumstance within such period Executive may withdraw his notice of resignation without prejudice.  For avoidance of doubt, Executive’s employment shall not be considered to have been constructively terminated for any reason unless he resigns for Good Reason during either the Initial Period or a Change in Control Period in accordance with this Agreement.

(h)                                 Initial Period.  The “Initial Period” means the period commencing on the Effective Date of this Agreement and ending on December 31, 2016.

(i)                                     Termination Date.  The “Termination Date” shall mean the date on which Executive’s employment is terminated for any reason.

2.                                      Severance Benefits Resulting from Death or Disability.  Upon a termination of Executive’s employment by reason of death or Disability, Executive (or the representative of his estate) shall be entitled to receive the following payments and benefits, subject to compliance with the release requirement of Section 5 and except as otherwise provided in Section 7(h):

(a)                                 Executive’s earned but unpaid compensation through the date of termination, including base salary and a pro rata portion of Executive’s annual $14,400 car allowance (but not including any portion of his annual bonus), any unused vacation or paid time off to the extent required by the Corporation’s policy or applicable law, reimbursement of any reimbursable business expenses properly incurred prior to the termination date and properly substantiated, and any benefits to which Executive or his dependents or beneficiaries is entitled upon or following termination of employment under any employee benefit plan or policy of the Corporation (but not including any severance, separation pay, or supplemental unemployment benefit plan), in accordance with the terms of such plan or policy (collectively the “Accrued Obligations”).

(b)                                 An amount equal to Executive’s target annual bonus for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is the total number of days in such year, payable in a single lump sum as soon as practical after Executive complies with the release requirement of Section 5, except as otherwise provided in Section 9(j).

(c)                                  The prior grant of 4,684 shares of restricted stock to Executive on March 19, 2014 shall vest on the Termination Date to the extent not otherwise vested. Any grant of equity securities to Executive made on or after the Effective Date pursuant to a long-term incentive plan of the Company that is not otherwise vested shall vest as provided in the applicable plan or award agreement.

3.                                      Severance Benefits on Termination Without Cause, or for Good Reason.  In the event that the Corporation terminates Executive’s employment with the Corporation for any reason other than Cause, death or Disability at any time during the term of this Agreement, or that Executive resigns for Good Reason during either the Initial Period or a Change in Control Period, Executive shall become entitled to receive the following payments and benefits, subject to compliance with the release requirement of Section 5 and except as otherwise provided in Section 7(h):

(a)                                 All payments and benefits described in Section 2.

(b)                                 A severance payment equal to the sum of Executive’s base salary immediately prior to the Termination Date plus his target annual bonus for the year that includes the Termination Date multiplied by one and one-half (1.5), payable in a single lump sum as soon as practical after Executive complies with the release requirement of Section 5, except as otherwise provided in Section 9(j).  By way of example, Executive’s base salary for 2015 is $385,000, and his target annual bonus for 2015 is 80% of his base salary, or $308,000, and therefore if his employment were terminated without Cause during 2015, and he otherwise satisfied all requirements of this Agreement, his severance payment would be equal to 1.5 * ($385,000 + $308,000), or $1,039,500.  For avoidance of doubt, Executive’s automobile allowance of $1,200 per month, and any other form of welfare or fringe benefit or perquisite, shall not be included in the calculation of the severance payment.

(c)                                  If Executive elects, on behalf of himself or his eligible dependents, to continue medical coverage under any medical plan of the Corporation pursuant to the provisions of Section 4980B of the Code or any other applicable law (“COBRA”), and complies with all requirements for such coverage, an amount, payable not later than the last day of each month that such coverage is in effect, up to a maximum of eighteen (18) months, equal to the excess, if any, of the premium paid by Executive for such coverage pursuant to COBRA over the premium that would be paid by an active employee for comparable coverage.  If Executive’s continuation coverage is terminated for any reason prior to the end of such eighteen month period, the Corporation’s obligations under this Section 3(c) shall terminate, regardless of whether the termination of Executive’s coverage constitutes a second qualifying event as defined by COBRA with respect to any other dependent.

Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of the payments and benefits described in this Section 3, and such payments and benefits shall not be reduced or offset by any compensation or other amounts received from any other source, except to the extent that his continuation coverage is terminated by reason of his becoming covered by another medical plan in accordance with the provisions of COBRA, in which event no further amount shall be owed to him or any of his dependents pursuant to Section 3(c).

4.                                      Other Terminations.  In the event of a termination of employment not described in Section 2 or 3, Executive shall be entitled only to the Accrued Obligations, and shall not be entitled to any other form of severance or separation pay, except as otherwise required by applicable law.

5.                                      Release.  Notwithstanding anything to the contrary in Sections 2 and 3 above, all benefits and payments that may become payable pursuant to either Section 2 or 3 (other than the Accrued Obligations) are conditioned on Executive, or the representative of his estate, executing a release of claims and covenant not to sue, other than claims arising out of this Agreement (the “Release”) in form and substance satisfactory to the Corporation, and the period provided in such Release having expired without Executive exercising his right to revoke, not later than sixty (60) days after the Termination Date, and if Executive fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Executive shall have no right to any such payment or benefit.

6.                                      Adjustment of Payments and Benefits.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section the reduction shall occur in the following order: (a) reduction of cash payments in the reverse order of the date that such payments would otherwise have been paid, (b) cancellation or reduction of any other non-cash benefits in the reverse order of the date such benefits would otherwise have been paid, and (c) cancellation of acceleration of vesting on any equity or long term incentive awards in the reverse order of the date on which such awards would otherwise have vested.

7.                                      Additional Covenants of Executive.  As additional consideration for the Corporation entering into this Agreement, and Executive’s continued employment by the Corporation, Executive agrees to be bound by and to comply with each of the covenants set forth in this Section 7.  For all purposes of this Section 7, the Corporation shall be deemed to include any entity which is controlled, directly or indirectly, by the Corporation and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Corporation.

(a)                                 Confidential Information.   Executive understands and acknowledges that during his employment with the Corporation, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Corporation. Executive shall hold in a fiduciary capacity for the benefit of the Corporation such Confidential Information obtained by Executive during his employment with the Corporation and shall not, directly or indirectly, at any time, either during or after his employment with the Corporation, without the Corporation’s prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Corporation or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Corporation or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.  The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Corporation or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Corporation or its predecessors.

(b)                                 Return of Documents. Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Corporation, shall not be copied, summarized, extracted from, or removed from the premises of the Corporation, except in pursuit of the business of the Corporation and at the direction of the Corporation, and shall be delivered to the Corporation, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Corporation.

(c)                                  Nonsolicitation.  Executive agrees that during the period of his employment, and for a one (1) year period thereafter, regardless of the reason for termination (the “Restricted Period”), Executive will not, without written consent of the Corporation, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Executive continues to be employed by the Corporation and makes such contact, approach or solicitation made on behalf of the Corporation) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Corporation’s business during the period commencing two years prior to the date hereof and ending on the date of termination of the Restricted Period, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Corporation into any business relationship that might harm the Corporation.

(d)                                 Nondisparagement.  Executive agrees not to disparage the Corporation or its past and present investors, officers, directors or employees.

(e)                                  Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the Corporation and Executive agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)                                   Acknowledgements.  Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 7 shall be independent of any obligation owed to Executive by the Corporation (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise; (ii) no claim against the Corporation by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Corporation or its Affiliates of the restrictions in this Section 7, (iii) the time limitations and the geographic scope on the restrictions in this Section 7 are reasonable, (iv) the restrictions imposed under this Section 7 are reasonably necessary for the protection of Corporation and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Executive shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 7, and (vi) that the provisions of this Section 7 and its subparts provide a reasonable way of protecting Corporation’s business value.

(g)                                  Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this Section 7, any such duty, obligation, or covenants to which the parties agreed by this Section 7 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.  The duration and length of Executive’s duties and obligations as agreed by this Section 7 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(h)                                 Legal and Equitable Remedies.  Upon any breach by Executive of any of the provisions of this Section 7, Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive pursuant to this Agreement (other than the Accrued Obligations).  In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Corporation to be protected under this Section 7, Executive understands and agrees that the Corporation could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under this Section 7.  Accordingly, Executive specifically agrees that the Corporation shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 7, and that such relief may be granted without the necessity of proving actual damages, and without bond.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN THIS SECTION 7 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF THIS SECTION 7 BY EXECUTIVE, COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO COMPANY.  This provision with respect to injunctive relief shall not, however, diminish the right of the Corporation to claim and recover damages or other remedies in addition to equitable relief.

8.                                      Successors.

(a)                                 Corporation’s Successors.  This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Any successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, shall be obligated to perform this Agreement, and the Corporation shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. As used in this Agreement, “Corporation” shall mean the Corporation as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b)                                 Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

9.                                      Miscellaneous Provisions.

(a)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier,  or on the third business day after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and addressed to Executive at the address shown on the Corporation’s personnel records, or to the Corporation at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Mack-Cali Realty Corporation

P.O. Box 7817

Edison, New Jersey  08818-7817

Attn: Chief Executive Officer

(b)                                 Amendment; Waiver; Remedies.  No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and by the chief executive officer of the Corporation. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Executive’s or the Corporation’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right of Executive or the Corporation may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c)                                  Entire Agreement.  This Agreement contains all the legally binding understandings and agreements between Executive and the Corporation pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties, including, without limitation, any offer letter from the Corporation to Executive. For the avoidance of doubt, the Indemnification Agreement, dated October 22, 2002 between Executive and the Corporation does not relate to the subject matter of this Agreement and is not superseded in any respect by this Section 9(c).

(d)                                 Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(e)                                  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

(f)                                   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)                                  No Assignment.  The Corporation may not assign its rights and obligations under this Agreement, unless such assignment is made in compliance with Section 7(a). This Agreement may not be assigned by Executive otherwise than by will or the laws of descent and distribution.

(h)                                 Interpretation.  When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                                     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(j)                                    Section 409A of the Code.  To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Corporation believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Corporation shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Corporation) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i)                                     To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii)                                  If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A  upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to subparagraph (iii) below, or the date of Executive’s death.

(iii)                               If Executive is a “specified employee”, as defined in Section 409A on the date he incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subparagraph (ii) above, shall be deferred, without interest, and paid on the earlier of the first  business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv)                              If the sixty (60) day period described in Section 5 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v)                                 Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi)                              The Corporation shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

10.                               Term of Agreement.  This Agreement shall continue in effect from the Effective Date hereof until the termination of Executive’s employment for any reason, and thereafter for as long as either party has any obligation to the other under the terms of the Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Anthony Krug
Name: Anthony Krug

MACK-CALI REALTY CORPORATION

By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh

Its:	President and Chief Executive Officer